EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS FOURTH QUARTER RESULTS

OPERATING RUN RATE OF $0.16 PER SHARE, AHEAD OF EXPECTATIONS

Mayfield Hts., Ohio — February 5, 2009 — Brush Engineered Materials Inc. (NYSE: BW) today reported an operating run rate for the fourth quarter of 2008 that was ahead of analyst expectations. Sales for the quarter were $196.3 million. In the quarter, the Company recorded a non-cash charge of $9.2 million pre-tax or approximately $0.30 per share after tax. The charge is related to an unprecedented decline in the market price of a key raw material. Including the charge, the Company reported a net loss of $2.8 million or $0.14 per share diluted for the quarter. Excluding the charge, the operating run rate for the quarter was $0.16 per share, ahead of analyst expectations.

FOURTH QUARTER AND 2008 RESULTS

Sales for the fourth quarter were $196.3 million, down 19% or $44.6 million, compared to fourth quarter 2007 sales of $240.9 million. Lower shipments of the Company’s ruthenium-based materials for the media market negatively affected sales for the quarter by $26.7 million or 11% compared to the fourth quarter of the prior year. For the year, sales were $909.7 million, down 5% compared to 2007. The lower shipments to the media market negatively affected sales for the year by $141.8 million or 15%. Stronger sales to the wireless photonics, medical, thin film services, solar, photovoltaic, undersea and oil and gas markets helped to offset the significant decline in media sales.

The reported net loss for the quarter was $2.8 million or $0.14 per share, which includes the aforementioned $9.2 million pre-tax or $0.30 per share after-tax charge. Net income for the fourth quarter of 2007 was $12.3 million or $0.60 per share. The fourth quarter of 2007 included the favorable settlement of a lawsuit resulting in an $8.7 million pre-tax gain or $0.27 per share. Net income for 2008 was $18.9 million or $0.92 per share diluted as compared to $53.3 million or $2.59 per share diluted for the prior year.

The decline in net income as compared to the prior quarter and year is primarily due to the significant decline in sales of ruthenium-based materials to the media market.

Results for both 2008 and 2007 were affected by significant changes in the market price of ruthenium, a key raw material used in the production of the Company’s products for the media market. The net income for 2008 was negatively impacted by a significant decline in the market price of ruthenium, which resulted in a non-cash charge of approximately $15.0 million pre-tax or $0.50 per share after tax. The prior year net income was favorably impacted by a significant increase in the market price of ruthenium that had been purchased earlier at a much lower price resulting in a cash and Income Statement benefit of approximately $23.0 million pre-tax or $0.70 per share after tax.

NON-GAAP OPERATING RUN RATE

When comparing results for both the fourth quarter and the year to those of the prior year, management believes that the presentation of operating results excluding the impact of certain factors is a better representation of the performance of the Company’s baseline business and more consistent with how management monitors performance internally due to the nature of these factors. These factors are presented in a table embedded later in this press release and the items included are necessary to reconcile from Net Income (GAAP) to operating run rate (non-GAAP) consistent with past practices.

The current unprecedented global macro-economic conditions have dramatically affected the primary markets that drive the demand for ruthenium, a key raw material used in certain of the Company’s products. The market price for ruthenium declined by approximately 70% in the fourth quarter. As a result, in the quarter, the Company recorded a non-cash charge of approximately $9.2 million pre-tax or approximately $0.30 per share after tax to adjust the carrying value of the ruthenium owned by the Company. The Company considers the magnitude of this charge to be other than in the ordinary course of business and has considered this charge in compiling the non-GAAP operating run rate identified in the aforementioned table. In 2007, the Company reported a sizable benefit from the sale of ruthenium related to the significant increase in the market price of ruthenium that had been purchased in 2006 at a lower cost. This benefit in 2007, other than in the ordinary course of business, was approximately $23.0 million pre-tax or $0.70 per share after tax.

After adjusting for this and other factors identified in the table as well as elsewhere in this press release, the non-GAAP operating run rate for the fourth quarter was $0.16 per share compared to $0.31 per share in the prior year. For the full year, the non-GAAP operating run rate was $1.47 per share compared to $1.70 per share in the prior year.

BALANCE SHEET

The Company’s balance sheet continued to strengthen in the quarter as cash flow from operations during the quarter remained strong. Debt, net of cash, decreased by $27.9 million in the quarter. Following an increase in debt in the first quarter of 2008 to support the $87.5 million acquisition of Techni-Met, Inc., cash generated in the second, third and fourth quarters of the year resulted in only a $6.3 million debt increase for the year. The Company’s debt, net of cash, to capital ratio at the end of the fourth quarter was approximately 6%. The Company has a $240.0 million revolving line of credit, of which $2.0 million in cash and $26.0 million in letters of credit were outstanding at December 31, 2008. The Company is well positioned with its strong balance sheet and revolver capacity to operate in this severe economic environment and to take advantage of strategic opportunities as they arise.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies and Services

The Advanced Material Technologies and Services’ segment sales for the fourth quarter of 2008 were $94.9 million compared to $136.9 million in the fourth quarter of the prior year. Sales for 2008 were $466.4 million compared to 2007 sales of $519.9 million. Operating loss for the fourth quarter was $6.4 million compared to an operating profit of $10.3 million for the fourth quarter of 2007. Operating profit for the year was $11.3 million, compared to $59.4 million for the same period last year.

The weaker sales throughout 2008 were driven primarily by lower sales of ruthenium-based perpendicular media materials for the data storage market. Sales for wireless photonics, LED’s, thin film, solar, photovoltaic and medical product applications helped offset the softer sales in media. In February of 2008, Williams Advanced Materials Inc. purchased the assets of Techni-Met, Inc. which supplies a wide range of high-end medical applications including the development of more accurate diagnostic devices for diabetes management. This acquisition, which was accretive in 2008, is making a significant contribution to the growth of our sales to the medical market. Although good progress continued to be made in the fourth quarter in the ongoing efforts to qualify materials for magnetic media applications, demand for media slowed as the economic downturn worsened, which in turn has also slowed the qualification process and ramp-up of our materials.

The operating loss for the fourth quarter was due primarily to the $9.2 million non-cash charge related to the adjustment for the carrying value of ruthenium owned by the Company. The operating profit for the year was negatively impacted by the above charge and the loss of media sales as compared to 2007. Advanced Material Technologies and Services has taken actions to reduce 2009 overhead expense including a reduction of approximately 5% of the workforce.

Specialty Engineered Alloys

Specialty Engineered Alloys’ sales for the fourth quarter were $68.0 million, down 3% compared to the fourth quarter 2007 sales of $69.7 million. Sales for 2008 of $299.9 million were up $9.9 million or 3% higher than sales of $290.0 million for 2007. The operating loss for the fourth quarter was $1.9 million versus an operating loss of $1.7 million for the fourth quarter of 2007. Operating profit for 2008 was $5.6 million compared to $7.6 million for 2007.

The increase in sales for the year 2008 is due primarily to higher selling prices, the pass through of higher base metal prices, particularly copper passed through to customers and a favorable translation effect of foreign sales. Specialty Engineered Alloys experienced strong demand from the oil and gas, aerospace, heavy equipment undersea and telecommunications infrastructure markets for the first half of the year. New products including ToughMet® continued to find their way into new application opportunities particularly in aerospace, oil and gas and heavy equipment markets. This strength, however, began to slow down toward the end of the third quarter and into the fourth quarter of 2008. Sales, particularly in consumer electronics and automotive, have been impacted by the severe economic downturn. Specialty Engineered Alloys also experienced a slowdown in the aerospace, heavy equipment and oil and gas markets during the fourth quarter.

The fourth quarter operating loss in this segment was due to lower sales and production levels. Specialty Engineered Alloys implemented cost reduction initiatives in the fourth quarter of 2008 and first quarter 2009 including a reduction in employment of approximately 15% of the workforce and other reductions in cost.

Beryllium and Beryllium Composites

Beryllium and Beryllium Composites’ sales for the fourth quarter of 2008 were $17.9 million, up 36% compared to 2007 fourth quarter sales of $13.2 million. Sales for 2008 of $63.6 million were up $3.1 million, or 5% compared to last year. Operating profit for the fourth quarter was $3.3 million versus $1.1 million for the fourth quarter of 2007. Operating profit for 2008 was $8.4 million, as compared to operating profit of $7.8 million for 2007.

Beryllium and Beryllium Composites’ higher sales volume and related operating profit for the fourth quarter and year were due to stronger sales in defense including optical systems (FLIR systems) and military satellites and nuclear reactors. Medical and industrial x-ray and acoustic speaker product applications slowed down due to the economic downturn in the fourth quarter. Defense applications have continued to remain strong into the first quarter of 2009.

Engineered Material Systems

Engineered Material Systems’ sales for the fourth quarter of 2008 were $12.0 million, compared to the fourth quarter 2007 sales of $18.1 million. Sales for 2008 were $65.9 million compared to 2007 sales of $70.9 million. Operating profit in the fourth quarter was $1.0 million compared to operating profit of $1.7 million for the fourth quarter of 2007. Operating profit for 2008 of $5.9 million was up $1.2 million versus an operating profit of $4.7 million for 2007.

The lower sales in 2008 were primarily due to weaker demand from automotive electronics. Sales for disk drive applications softened during the fourth quarter and combined with lower automotive sales contributed to the steep decline in sales during the quarter.

The lower operating profit for the fourth quarter was due to the substantially lower sales volume. The higher operating profit for the year was partially due to reduced manufacturing costs and improved efficiencies. Engineered Materials Systems has also taken several steps to reduce overhead and expense including a reduction in the workforce of approximately 20%.

RESPONSE TO ECONOMIC CONDITIONS

As the abrupt global macro-economic decline began to take hold in the fourth quarter, the Company quickly and effectively responded. A number of actions have been taken across the Company to reduce costs and to ensure that the Company’s healthy balance sheet remains strong while successfully navigating the current turbulent economic environment. The cost cutting measures include headcount reductions globally that have reduced total employment by more than 10% since the end of the third quarter. The Company has also implemented pay freezes, reduced work hours, suspended a portion of the 401k match, reduced discretionary spending and supplier costs and deferred lower priority initiatives. In addition, working capital is being diligently managed and targeted capital spending deferrals are being implemented to ensure that the Company’s balance sheet remains healthy. As many of the Company’s markets continued to weaken through the early part of the first quarter of 2009, additional measured steps are being taken, such as further employment reductions.

These actions are not unilateral across all operations, as the Company is seeing strength in the defense and medical markets as compared to the downdraft noted in the consumer electronics, automotive and media markets. As the Company manages through this difficult economic climate, key strategic initiatives such as those related to new product and market opportunities are not being compromised so as to better position the Company as the global economies and markets improve.

OUTLOOK

The widespread weakness in the majority of the Company’s global markets has created an environment with minimal visibility. It is extremely difficult to predict the impact of these challenging market conditions on the Company’s outlook for the full year 2009.

Fourth quarter sales levels were approximately 19% below both the third quarter of 2008 and the fourth quarter of 2007. In most of the Company’s key markets, recent reports are indicating that current demand levels are well below what the Company experienced in the fourth quarter and many are indicating that improvements are not expected until the second quarter, or into the second half of 2009, especially in the consumer-oriented markets. The Company has noted that demand levels in the latter weeks of the fourth quarter were well below those of the earlier weeks and the demand levels of the post-holiday period continued to weaken. Thus, assuming no improvement or no further weakness, the Company expects to show a loss in the first quarter of 2009 as revenue is expected to be the weakest quarterly revenue of the year and in the range of 15% to 25% below that of the fourth quarter of 2008.

The Company also expects revenue levels to improve sequentially as the year progresses. The full year is expected to be profitable. Assuming a modest economic recovery beginning in the second quarter of the year, a profit of up to $0.75 per share diluted is currently expected.

It is important to continue to reiterate that the Company’s outlook is subject to significant variability, especially given the current economic environment. Changes in demand levels, metal price changes, metal supply conditions, new product qualification and ramp up rates, swings in customer inventory levels, changes in the financial health of key customers and other factors can have a significant effect on actual results. The outlook provided above is based on the Company’s best estimates at this time and is subject to significant fluctuations due to these as well as other factors.

CHAIRMAN’S COMMENTS

Richard Hipple, Chairman, President and CEO, stated, “While the recession is significantly impacting our customers and thus our demand globally, I am pleased with the fast response of the Company’s leadership. The weakness in our markets was identified early and the appropriate contingency actions were taken expeditiously. We will continue to focus on both the top and bottom line as we navigate through these challenging times. The Company today is in far better condition than in the period before the last significant recession with a strong balance sheet, more diverse markets, a broader geographic footprint, many new products and several new market opportunities. We are committed to leveraging our strengths and emerging from the current economic environment poised to take advantage of the opportunities that will be then before us”.

NON-GAAP FINANCIAL MEASURES

We have presented in this release operating results both including the impact of ruthenium metal pricing and certain other factors, as required by generally accepted accounting principles, and excluding that effect. Management considers the presentation of a non-GAAP operating run rate excluding the effects of unprecedented swings in ruthenium metal pricing and its effect on sales from our products that include a benefit or loss related to an increase or reduction in the market price of ruthenium inventory and certain other factors to be a better representation of the Company’s baseline business. A reconciliation of the non-GAAP financial measures follows.

	Reconciliation of Non-GAAP Financial Measures
	Fourth Quarter Ended		Twelve Months Ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
GAAP Diluted EPS	($0.14)	$0.60	$0.92	$2.59

Benefit on sale of ruthenium inventory	0.00	0.00	0.00	(0.70)

Lower of cost of market ruthenium inventory charge	0.30	0.02	0.50	0.15

Loss on sale of a subsidiary	0.00	0.00	0.00	0.02

Accounts receivable correction related to 2007	0.00	(0.04)	0.09	(0.09)

Discrete tax items & other	0.00	0.00	(0.06)	0.00

Non-recurring purchase accounting costs	0.00	0.00	0.02	0.00

Litigation settlement in 2007	0.00	(0.27)	0.00	(0.27)

Non-GAAP Operating Run Rate	$0.16	$0.31	$1.47	$1.70

CONFERENCE CALL

Brush Engineered Materials will conduct a teleconference in conjunction with today’s release. The teleconference begins at 11:00 a.m. Eastern Time, February 5, 2009. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-8033, callers outside the U.S. can dial (201) 689-8033.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies, including the uncertainties related to the impact of the current global financial crisis;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, data storage, aerospace and defense, automotive electronics, industrial components, appliance and medical;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the fourth quarter and full year 2008 and full year 2009, including any potential changes to our operating run rate for the fourth quarter and full year 2008 in connection with the completion of our financial statements;

•	Our success in developing and introducing new products and new product ramp- up rates, especially in the media market;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating newly acquired businesses, including the recent acquisition of the assets of Techni-Met, Inc.;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of raw materials (both base and precious metals), tax rates, interest rates, metal financing fees, exchange rates, pension and other employee benefit costs, particularly as a result of the performance of the Company’s pension plan assets, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive and deferred compensation plans;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that may impact our obligations; and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc. is headquartered in Mayfield Hts., Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	Dec 31,	Dec 31,
(Dollars in thousands)	2008	2007
Assets
Current assets
Cash and cash equivalents	$18,832	$31,730
Accounts receivable	90,578	97,424
Other receivables	0	11,263
Inventories	156,509	165,189
Prepaid expenses	19,163	17,723
Prepaid income taxes	4,300	0
Deferred income taxes	4,272	6,107

Total current assets	293,654	329,436
Other assets	34,444	11,804
Related-party notes receivable	98	98
Long-term deferred income taxes	9,806	1,139
Property, plant and equipment	635,266	583,961
Less allowances for depreciation,
depletion and amortization	428,012	397,786

	207,254	186,175
Goodwill	35,778	21,899

	$581,034	$550,551

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$30,622	$24,903
Current portion of long-term debt	600	600
Accounts payable	26,342	27,066
Other liabilities and accrued items	45,417	55,936
Unearned revenue	113	2,569
Income taxes	0	2,109

Total current liabilities	103,094	113,183
Other long-term liabilities	19,356	11,629
Retirement and post-employment benefits	96,229	57,511
Long-term income taxes	3,028	4,327
Deferred income taxes	163	182
Long-term debt	10,605	10,005
Shareholders’ equity	348,559	353,714

	$581,034	$550,551

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
(Dollars in thousands except share and per share amounts)	2008	2007	2008	2007
Net sales	$196,286	$240,904	$909,711	$955,709
Cost of sales	170,396	201,670	756,782	759,037

Gross margin	25,890	39,234	152,929	196,672
Selling, general and administrative expense	23,430	34,527	104,792	117,217
Research and development expense	1,633	1,423	6,522	4,992
Other – net	4,574	(15,539)	12,759	(10,002)

Operating profit (loss)	(3,747)	18,823	28,856	84,465
Interest expense – net	471	220	1,995	1,760

Income before income taxes	(4,218)	18,603	26,861	82,705
Income taxes	(1,436)	6,279	7,981	29,420

Net income	$(2,782)	$12,324	$18,880	$53,285

Per share of common stock: basic	$(0.14)	$0.60	$0.93	$2.62
Weighted average number
of common shares outstanding	20,186,000	20,388,000	20,335,000	20,320,000
Per share of common stock: diluted	$(0.14)	$0.60	$0.92	$2.59
Weighted average number
of common shares outstanding	20,186,000	20,665,000	20,543,000	20,612,000
See notes to consolidated financial statements.